PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this "Agreement") is made and entered into as of the Effective Date (as defined below) between the undersigned Seller (as defined below) and the undersigned Buyer (as defined below).

1. **Summary of Terms and Defined Terms**. The following summary of terms and defined terms are hereby incorporated into this Agreement:

SUMMARY OF TERMS AND DEFINED TERMS	
A. Seller and Seller's Notice Information:	Evergreen Marketing LLC ("Seller") 1009 Rainier Way Dandridge, TN 37725 Attention: J. P. Parks Telephone: 865-440-3129 Email: jpparks1967@gmail.com
B. Buyer and Buyer's Notice Information:	MHP Pursuits LLC, a North Carolina limited liability company ("Buyer," with Seller, collectively "Parties," and each a "Party") 136 Main Street Pineville, North Carolina 28134 Attention: Adam Martin Telephone: (980) 273-1702 x239 Email: adam@mhproperties.com
C. Property Name and Address:	Evergreen Pointe Mobile Home Park ("Park") 1009 Rainier Way, Dandridge, TN 37725
D. General Description:	Mobile Home Park ("Business") with 65 home sites located in Jefferson County, Tennessee, on approximately 28.34 acres as described on Exhibit 1.D. attached hereto (the "Land")
E. Property Tax ID Number(s):	045 080 01701 000 2018, Jefferson County, Tennessee
F. Purchase Price:	$1,438,000 (the "Purchase Price")
G. Closing Date:	30 days after the last day of the Due Diligence Period or such earlier date as may be agreed upon by the Parties in writing (the "Closing Date"). The events necessary to effectuate the Transaction (defined herein) shall constitute the "Closing."
H. Title Company; Holder of Earnest Money	Stewart Title Guaranty Company ("Title Company" or "Holder") 5935 Carnegie Boulevard, Suite 301 Charlotte, North Carolina 28209
I. Effective Date of this Agreement:	The "Effective Date" shall be the later of the dates on which the Buyer and Seller have executed this Agreement, as set forth below their signatures attached hereto on page 15.
J. Earnest Money:	$15,000 (the "Earnest Money")
K. Due Diligence Period:	Thirty (30) days after the date that both parties fully execute this Agreement (the "Due Diligence Period");
L. Buyer's Broker:	None ("Buyer's Broker")
M. Seller's Broker:	None ("Seller's Broker")

2. **Purchase and Sale.** Buyer agrees to purchase and Seller agrees to sell the Acquired Property (as defined in Section 3 below) upon the terms and conditions set forth in this Agreement ("Transaction").

3. **Acquired Property.** Upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following property (collectively, the "Acquired Property"):

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3. **Acquired Property.** Upon and subject to the terms and conditions set forth in this Agreement, Seller shall sell to Buyer, and Buyer shall purchase from Seller, the following property (collectively, the "Acquired Property"):

A. The Land, together with any and all rights and interests appurtenant thereto, including, but not limited to, all rights, title, and interest in and to adjacent streets, alleys, rights-of-way, and any adjacent strips and gores, water, oil, gas and other mineral rights, and rights-of-way, privileges, licenses and easements, as and if applicable; any award made or to be made as a result of or in lieu of condemnation affecting the Acquired Property or any part thereof, and any award for damage to the Acquired Property or any part thereof by reason of casualty;

B. All buildings, structures and improvements in, on, over and under the Land, including, without limitation, any and all structures and facilities, plumbing, heating, ventilating, air conditioning, mechanical, electrical and other utility systems, water and sewage treatment plants and facilities (including wells and septic systems), parking lots and facilities, landscaping, roadways, sidewalks, security devices, signs and light fixtures, which are not owned by campers, guests or tenants (together with the Land, the "Real Property"), in their "as-is, where-is" condition, without warranty of any kind;

C. All furniture, furnishings, fixtures, equipment, tools, carpeting, window treatments, office supplies and equipment, and other tangible personal property of every kind and description situated in, on, over or under the Land or used in connection with the Acquired Property which are not owned by guests or tenants, as more particularly described on Schedule 3.C., attached hereto (collectively, the "Personal Property");

D. Seller's interest in and to any intangible personal property, including, without limitation, trademarks and tradenames, telephone numbers and websites owned by Seller and used in connection with the Acquired Property, as more particularly described on, attached hereto (collectively, the "Intangible Property");

E. Seller's interest, as landlord, in and to all leases or other rental or occupancy agreements for the Acquired Property (together with any modifications, extensions or renewals thereof, the "Leases") and Seller's interest in any related security deposits, credits, security interests and prepaid rents under the Leases;

F. All existing tenant files, Lease files, books and records, promotional and advertising materials, surveys, blueprints, drawings, plans and specifications (including, without limitation, structural, HVAC, mechanical and plumbing, water and sewer plans and specifications), construction drawings, soil tests, environmental reports, appraisals, police reports, and other documentation for or with respect to the Acquired Property or any part thereof, if existing and within Seller's possession (collectively, the "Business Files");

G. Seller's interest in and to all contracts relating to the use and operation of the Acquired Property that Buyer elects to assume and in effect on the Closing Date, including any parking agreements, equipment leases, landscape, trash removal or other maintenance contracts (collectively, the "Contracts"). Without limiting the foregoing, Seller acknowledges and agrees that the Contracts shall exclude any management or third-party leasing or listing agreements, which shall not be assumed by Buyer;

H. Seller's interest in and to all warranties and guaranties, if any, applicable to the design or construction of any buildings, structures or other improvements or any equipment on the Land, (collectively, the "Warranties"); and

I. Seller's interest in and to all governmental licenses, permits and certificates, if any, applicable to the ownership, use, occupancy or operation of the Real Property, to the extent transferable (collectively, the "Licenses").

4. **Excluded Assets**. The Acquired Property shall not include the following (the "Excluded Assets"):

A. Any cash on hand or in operating accounts as of the end of Business on the day immediately preceding the Closing Date, less and except for those credits, deposits and prepaid rent;

B. All claims, rights and choses in action of Seller relating to events or occurrences prior to the Closing Date;

C. Personal items belonging to the owner of Seller as set forth on; and

D. Amounts prepaid by Seller for items such as advertising and for other goods not yet received by Seller as of the Closing Date.

5. **Liabilities**. Buyer shall not be responsible for and is not assuming or agreeing to discharge any debts, liabilities or obligations of Seller, whether accrued now or hereafter, and whether known or unknown, contingent or otherwise, including, but not limited to, any severance, retirement plan, vacation plan, or other liability arising out of or in connection with any employees of Seller which accrued prior to the Closing Date. Seller shall have sole responsibility for liabilities arising from and pertaining to the Business which accrue prior to 12:01 a.m. on the Closing Date, and Buyer shall have all responsibility for all liabilities

arising from or pertaining to the Business subsequent to the 12:01 a.m. on the Closing Date; however, Seller shall not encumber the Acquired Property with any liabilities, prior to Closing, without Buyer's consent.

6. **Purchase Price and Method of Payment.** The Purchase Price shall be paid in U.S. Dollars at Closing in cash or its equivalent which shall only include the wire transfer of immediately available funds to Seller's account, as directed in writing delivered to Buyer.

7. **Due Diligence.** Upon the execution hereof, Buyer will pay and deliver to Seller the sum of $25.00, the sufficiency of which is acknowledged by Seller, as option money for Buyer having the right to terminate this Agreement during the Due Diligence Period. Within fifteen (15) Business Days after the Effective Date, Seller shall deliver to Buyer the Due Diligence Materials to the extent within Seller's possession. Upon the completion of Seller's delivery to Buyer of all such Due Diligence Materials, Buyer and Seller shall execute confirmation of the delivery completion, by executing the form attached hereto and marked Exhibit 7(a) ("Due Diligence Confirmation"). The Due Diligence Period shall commence on the date contained in the Due Diligence Confirmation executed by the Parties. Prior to Closing, during regular Business hours of Seller, Buyer and Buyer's representatives and agents shall have the right to enter upon Acquired Property at Buyer's expense, and at reasonable times, to inspect, survey, examine, and test the Acquired Property as Buyer may deem necessary as part of Buyer's acquisition of the Acquired Property. Seller shall allow Buyer and its representatives and agents access to, or shall provide documents for review, whichever the case may be, with respect to the Acquired Property during the regular Business hours of Seller, and shall cooperate with Buyer's efforts to conduct the inspections permitted herein. Seller agrees to cooperate in introducing Buyer to vendors, staff and other persons or entities who have experience with the Acquired Property's ongoing operations. Buyer shall defend, indemnify and hold Seller harmless from and against any and all claims, injuries and damages to persons and/or property arising out of or resulting from the exercise of Buyer's inspection rights, including attorneys' fees and costs; provided, however, Buyer's indemnity obligations shall not extend to any claims, injuries or damages resulting from or relating to (i) any action of Seller or its agents or representatives or (ii) any existing environmental contamination or other conditions with respect to the Acquired Property that may be discovered by Buyer as the result of its investigations. During the Due Diligence Period, Buyer may evaluate the Acquired Property, the feasibility of the Transaction, the availability and cost of financing, and any other matters of concern to Buyer. Buyer shall have the right to terminate this Agreement by delivering notice to Seller at or before 11:59 p.m. Eastern time on the last day of the Due Diligence Period, if Buyer determines, for any reason or no reason, that it is not desirable to proceed with the Transaction. In such event, Holder shall promptly refund the Earnest Money to Buyer, and neither Party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement.

   A. Business Day. For the purposes of this Agreement, "Business Day" means sequential days of the calendar unless at the expiration of any time period stated herein that day falls on a Saturday or a Sunday or a day on which banks are closed in Jefferson County, Tennessee, then the expiration of that time period shall be extended to the next Business Day that is not a Saturday or a Sunday or a day on which banks are not closed in Jefferson County, Tennessee.

8. **Earnest Money.** Buyer shall deposit the Earnest Money with Holder within ten (10) days after the commencement of the Due Diligence Period, to be held in escrow and to be applied to the Purchase Price at Closing, or refunded to Buyer if Buyer terminates this Agreement in accordance with the terms hereof. If Buyer defaults in its obligation to close and pay the entire Purchase Price, Seller shall be entitled to receive the Earnest Money.

9. **Seller's Pre-Closing Covenants; Conditions to Closing.**

   A. Seller's Pre-Closing Covenants. Seller agrees as follows with respect to the period from the Effective Date until the Closing Date, or the earlier termination of this Agreement by a Party pursuant to the terms hereof:

      1. Seller shall not commit or permit waste upon or to the Acquired Property.

      2. Seller shall not, directly or indirectly, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any person, other than Buyer, relating to the acquisition of the Business or the Acquired Property, in whole or in part.

      3. Seller will not engage in any practice, take any action, or enter or commit to enter into any obligation outside the ordinary course of Business with respect to the Acquired Property. Without limiting the generality of the foregoing, Seller shall not:

         a. Sell, lease, transfer or otherwise dispose of, or mortgage or pledge, or impose or suffer to be imposed any lien on, any of the Acquired Property, except in the ordinary course of Business consistent with past practice;

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b. Cancel any debts owed to or claims held by Seller (including the settlement of any claims or litigation) or incur additional debt for borrowed money, or incur any obligation or liability (fixed, contingent or otherwise), in each case, other than in the ordinary course of Business consistent with past practice;

c. Delay or accelerate payment of any account payable or other liability of the Business related to the Acquired Property beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of Business consistent with past practice;

4. Seller shall not enter into any Contract pertaining to the Acquired Property which cannot be terminated at or prior to Closing. Except for any Contract that Buyer expressly elects to assume at Closing, Seller shall be responsible for all other Contracts of the Business as of the Closing Date, including the payment of any early termination fees or other charges in connection with such termination, if applicable.

5. Seller shall cooperate with Buyer in obtaining all permits and Licenses required by all applicable governmental authorities to operate the Acquired Property as a mobile home park.

6. Seller will not apply for or agree to any change in the zoning or the assessed value or other tax treatment of the Acquired Property.

B. Buyer's Pre-Closing Covenants. Buyer agrees as follows with respect to the period from the Effective Date until the Closing Date:

1. To obtain an ALTA survey (or its equivalent sufficient to enable removal of the Standard Exception by the Title Company);

2. Shall timely and intentionally conduct and complete its Due Diligence.

C. Conditions for the Benefit of Buyer: The obligation of Buyer to consummate the Transaction is conditioned upon the satisfaction of the following conditions precedent, as of the Closing Date:

1. All representations and warranties of Seller made herein shall remain true and correct;

2. Seller shall have performed all covenants undertaken by Seller in this Agreement to be performed by Seller at or prior to Closing;

3. There shall have been no material adverse change in the physical condition of Acquired Property, except as may otherwise be expressly provided for under this Agreement;

4. The Title Company shall issue to Buyer (and Buyer's lender, as applicable) a title insurance policy (or a marked binder therefor) with all standard exceptions deleted and subject only to the Permitted Exceptions; and

5. All utilities necessary to serve the Acquired Property for its use as a mobile home park shall exist and be available within public rights-of-way (or via private easements) and no governmental moratorium or service restriction shall exist that would prevent Buyer from using the Acquired Property as a mobile home park.

D. Conditions for the Benefit of Seller: The obligation of Seller to consummate the Transaction is conditioned upon the satisfaction of the following conditions precedent as of the Closing Date:

1. All representations and warranties of Buyer made herein shall remain true and correct;

2. Buyer shall have performed all covenants undertaken by Buyer in this Agreement to be performed by Buyer at or prior to Closing; and

3. Buyer shall have obtained such permitting as required to enable Buyer to operate the sewer facilities necessary for the Business and which are located on the Land.

10. **Obligations at Closing:**

A. Seller's Obligations at Closing. At Closing, Seller shall deliver to Buyer (or to the Title Company acting as the Closing escrow agent) executed originals of the following documents ("Seller's Closing Documents"):

1. Special Warranty Deed (or equivalent limited warranty deed) conveying title to the Acquired Property subject only to the Permitted Exceptions (as defined below);

2. If requested by Buyer, a non-warranty deed (*i.e.*, a Quit Claim Deed) conveying the Acquired Property using the legal description from Buyer's current survey of the Acquired Property, if applicable;

3. Bill of Sale transferring Seller's right, title and interest in the Personal Property, the Intangible Property, the Business Files, the Warranties and the Licenses to Buyer, which shall include a warranty that Seller has not transferred, assigned or pledged such items to any other party (except in connection with any loan that will be paid in full by Seller at or prior to Closing), executed substantially in the form attached hereto and marked Exhibit 10.A.3. ("Bill of Sale");

4. An Assignment and Assumption Agreement whereby Seller assigns all of its right, title and interest in the Leases and any Contracts that Buyer elects to assume, and Buyer accepts and assumes Seller's obligations under the Leases and any such Contracts from and after the Closing Date (together with all originals of the Leases and such Contracts that are within Seller's possession), executed substantially in the form attached hereto and marked Exhibit 10.A.4. ("Assignment and Assumption Agreement");

5. FIRPTA Affidavit (indicating that Seller is not a "foreign person" as that term is defined in Section 1445 of the Internal Revenue Code of 1986);

6. A certification for Form 1099-S, a Form W-9 and such other documents as may reasonably be requested by Buyer or the Title Company;

7. A "bring-down" certificate reaffirming that Seller's representations and warranties in this Agreement are true and correct as of the Closing Date, executed substantially in the form attached hereto and marked Exhibit 10.A.7. (the "Seller's Bring-Down Certificate");

8. An executed Closing Statement prepared by the Title Company reflecting the Purchase Price and the prorations and adjustments provided herein (the "Closing Statement");

9. All other documents that Seller must execute to cause the Title Company to issue to Buyer (and Buyer's lender, as applicable) a title insurance policy with all standard exceptions deleted and subject only to the Permitted Exceptions (including, without limitation, an owner's affidavit from Seller in the form customarily used in commercial real estate transactions);

10. Evidence reasonably satisfactory to the Title Company of Seller's valid existence and good standing;

11. Evidence of due and proper authorization and power to perform its obligations hereunder;

12. Seller shall initial each schedule for which initials are required to affirm the accuracy thereof as of the Closing Date; and

13. Such other instruments or documents as are necessary or reasonably required by Buyer or the Title Company to evidence the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the Transaction.

B. <u>Buyer's Obligations at Closing</u>. At Closing, Buyer shall deliver to Seller (or to the Title Company acting as the Closing escrow agent) the following:

   1. Executed originals or counterparts of any of Seller's Closing documents that may require Buyer's signature, as applicable, specifically including, but not limited to, the Bill of Sale and the Assignment and Assumption Agreement;

   2. A "bring-down" certificate reaffirming that Buyer's representations and warranties in this Agreement are true and correct as of the Closing Date, executed substantially in the form attached hereto and marked Exhibit 10.B.2. (the "Buyer's Bring-Down Certificate");

   3. The Closing Statement;

   4. The balance of the Purchase Price, subject to the credits for the Earnest Money adjustments and prorations set forth in this Agreement, together with the executed originals of any Seller's Closing Documents that may require Buyer's signature, as applicable;

5. Evidence reasonably satisfactory to the Title Company of Buyer's valid existence and good standing;

6. Evidence of due and proper authorization and power to perform its obligations hereunder;

7. Buyer shall initial each schedule for which initials are required to affirm the accuracy thereof as of the Closing Date; and

8. Such other instruments or documents as are necessary or reasonably required by Seller or the Title Company to evidence the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the Transaction.

11. **Costs.**

A. Seller's Costs: Seller shall pay (i) fees charged to prepare the Special Warranty Deed and one non-Warranty Deed; (ii) the fees and expenses of Seller's counsel and consultants; and (iii) one-half (1/2) of any escrow fees or Closing disbursement fees charged by the Title Company.

B. Buyer's Costs: Buyer shall pay (i) all transfer taxes with respect to the Acquired Property; (ii) the cost of recording all deeds for the Land and any title curative document, including any satisfaction or release of any mortgage, deed of trust or other lien and any financing statement termination; (iii) the fees and expenses of Buyer's counsel and consultants; (iv) any costs in connection with Buyer's inspection, title examination and survey of Land and any costs associated with obtaining financing for the acquisition of Land (including any mortgage tax and the cost of recording Buyer's loan documents); (v) the base premium for Buyer's owner's policy of title insurance, and any costs of owner's or lender's title insurance for Buyer or its lender; and (vi) one-half (1/2) of any escrow fees or Closing disbursement fees charged by the Title Company.

12. **Closing Prorations and Credits**.

A. Ad valorem property taxes and any other governmental fees and assessments, property owner association fees and assessments, and any utility bills for which service cannot be terminated as of the Closing Date, together with rents and any other items of income and expense for the Acquired Property for the calendar year (or for any other applicable time period) in which the Closing takes place shall be prorated as of the Closing Date. In the event ad valorem property taxes are based upon an estimated tax bill or a tax bill under appeal, Buyer and Seller shall, upon the issuance of the actual tax bill or the appeal being resolved, promptly make such financial adjustments between themselves as are necessary to correctly prorate such taxes. Any pending tax appeal shall be deemed assigned to Buyer at Closing. In addition to the foregoing, the Parties will prorate the applicable mobile home tax attributable to movable structures located on the Land pursuant to Tenn. Code Ann. § 67-5-802.

B. All rents and prepaid rents and other recurring operating income and prepaid income (including, without limitation, any cable television or other utility or entertainment carrier or provider income or door fees or future payment rights and any utility costs attributable to the period prior to the Closing Date that have been passed on to and are payable by a tenant) with respect to the Acquired Property shall be prorated as of the Closing Date and those rents and income attributable to the period prior to the Closing Date shall be allocated to Seller and those rents and income attributable to the period on and after the Closing Date shall be allocated to Buyer. All rents payable for the month of Closing (including any such rents that are unpaid as of the Closing Date) shall be prorated as of the Closing Date and Buyer shall receive a credit against the Purchase Price for Buyer's prorated share of such rents; provided, if Buyer subsequently receives any such rents that were unpaid as of the Closing Date and were prorated for the month of Closing, Buyer shall deliver such rents to Seller. All rents that are thirty (30) days or more delinquent shall not be prorated. Any such delinquent rents collected after Closing shall be payable to Buyer. All payments or prepayments of rents or other income or compensation attributable to the Acquired Property for the period subsequent to Closing collected or received or retained by Seller will be delivered to Buyer or credited against the Purchase Price.

C. Effective as of the Closing Date, Buyer will assume all liabilities of Seller for security deposits under the Leases, and such security deposits, shall be a credit against the Purchase Price.

D. Buyer's and Seller's obligations under this Section 12 to make any adjustments to prorations or to deliver any rents or income to each other, as applicable, shall survive the Closing.

13. **Title.**

A. Warranties of Seller. Seller warrants to Buyer that at Closing, Seller shall convey good and marketable fee simple title to the Acquired Property to Buyer, subject only to the following exceptions (the "Permitted Exceptions"):

1. The lien of ad valorem taxes that are not yet due and payable;

2. All present and future zoning, building, environmental and other laws, ordinances, codes, restrictions and regulations of all governmental authorities having jurisdiction over and with respect to the Acquired Property;

3. The title exceptions appearing in Buyer's title commitment for the Acquired Property (as last revised by the Title Company) for which Buyer does not make or waives any Title Objection (as defined below) or any Additional Title Objection (as defined below) in accordance with this Agreement; and

4. Rights of tenants under the Leases.

For the avoidance of doubt, the Permitted Exceptions shall exclude the following matters (regardless of whether Buyer makes any Title Objection or Additional Title Objection with respect to such matters) (collectively, the "Mandatory Cure Items"): (i) any existing deeds of trust, mortgages, liens or other monetary encumbrances affecting the Acquired Property; (ii) delinquent taxes or assessments; (iii) unrecorded leases or possessory rights, except as set forth in the current rent roll for the Acquired Property; and (iv) liens or potential lien rights for any contractors, materialmen or brokers.

B. Title Objections.

1. As soon as feasible after the Effective Date and in all events, prior to the expiration of the Due Diligence Period, Buyer shall obtain a title insurance commitment and an ALTA survey of the Acquired Property, and Buyer may notify Seller of any objections to title or survey matters affecting the Acquired Property ("Title Objections"). Seller may elect, by written notice to Buyer, to remove or cure any such Title Objection at or prior to Closing (a "Cure Item"). If Seller does not agree in writing to remove or cure any Title Objection within fifteen (15) Business Days after Buyer's delivery of such Title Objection, then Seller shall be deemed to have elected not to remove or cure such Title Objection, and any time thereafter Buyer may elect to (i) terminate this Agreement by delivering written notice thereof to Seller, in which event Holder shall promptly refund the Earnest Money to Buyer, and neither Party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement or (ii) waive such Title Objection and proceed to Closing. Notwithstanding the foregoing or any other provision herein to the contrary, Seller shall be required to satisfy or cure any Mandatory Cure Items at or prior to Closing, regardless of whether Buyer objects to the same, and any such Mandatory Cure Items shall be deemed Cure Items.

2. Buyer shall have the right to update the title commitment and survey for the Acquired Property after the expiration of the Due Diligence Period and prior to Closing. If any such title commitment update or survey update reveals any additional title or survey matters affecting the Acquired Property which were not previously disclosed in Buyer's title commitment or survey, then Buyer may notify Seller of any objections to any such additional title or survey matters ("Additional Title Objections") notwithstanding the expiration of the Due Diligence Period. Seller may elect, by written notice to Buyer, to remove or cure any such Additional Title Objection at or prior to Closing (an "Additional Cure Item"). If Seller does not agree in writing to remove or cure any Additional Title Objection within fifteen (15) Business Days after Buyer's delivery of such Additional Title Objection, then Seller shall be deemed to have elected not to remove or cure such Additional Title Objection, and any time thereafter Buyer may elect to (i) terminate this Agreement by delivering written notice thereof to Seller, in which event Holder shall promptly refund the Earnest Money to Buyer, and neither Party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement or (ii) waive such Additional Title Objection and proceed to Closing. Notwithstanding the foregoing or any other provision herein to the contrary, Seller shall be required to remove or cure any Additional Title Objection relating to any title or survey matter that first affects the Acquired Property or that first appears in the public record after the Effective Date, and any such title or survey matter shall be deemed an Additional Cure Item.

3. Seller shall have until the Closing to cure or satisfy all Cure Items and Additional Cure Items, as applicable. If Seller fails to cure any Cure Item or Additional Cure Item, as applicable, at or prior to Closing (and fails to provide Buyer with evidence of Seller's cure satisfactory to Buyer and to the Title Company), then Buyer may elect in its sole discretion by delivering written notice to Seller: (1) to exercise Buyer's remedies under Section 19.A. with respect to such failure by Seller, which shall be deemed a default by Seller under this Agreement; (2) to waive such failure and proceed to Closing; or (3) to extend the Closing Date up to thirty (30) days as determined by Buyer to allow Seller further time to cure such Cure Item or Additional Cure Item, as applicable.

14. **Casualty Prior to Closing**. If the Acquired Property is damaged or destroyed by fire or other casualty prior to Closing, Seller shall give Buyer prompt notice thereof, which notice shall include Seller's reasonable estimate of: (1) the cost to restore and repair the damage; (2) the amount of insurance proceeds, if any, available for the same; and (3) whether the damage can be repaired prior to Closing. Within ten (10) days after receiving any such notice from Seller, Buyer may terminate this Agreement by delivering written notice to Seller of such termination. In such

event, Holder shall promptly refund the Earnest Money to Buyer, and neither Party shall have any further obligations or liability under this Agreement except as expressly provided in this Agreement. If Buyer does not terminate this Agreement within such ten (10) day period, Seller shall promptly make any mutually agreed-upon repairs and replacements in a good and workmanlike manner prior to Closing, and Buyer shall be deemed to have accepted Acquired Property with the damage (subject to any such agreed-upon repairs by Seller) and shall receive at Closing: (1) a credit against the Purchase Price for any insurance proceeds which have been paid to Seller but have not been spent on any agreed-upon repairs; (2) an assignment of Seller's claim for all unpaid insurance proceeds; and (3) a credit against the Purchase Price for any unpaid deductible that may be required in connection with any such unpaid insurance proceeds.

15. **Representations and Warranties.**

A. Seller's Representations and Warranties: Seller represents and warrants to Buyer as follows:

1. Seller has full authority to sign this Agreement and all documents to be executed by Seller as contemplated by this Agreement. The individual(s) executing this Agreement and all such documents contemplated by this Agreement on behalf of Seller are duly elected or appointed and validly authorized to execute and deliver the same.

2. This Agreement constitutes a legal, valid and binding obligation of Seller and, together with each of the documents to be executed by Seller as contemplated by this Agreement, is enforceable against Seller in accordance with its terms.

3. Seller is duly formed, validly existing and in good standing under the laws of the state of its formation and is qualified to transact Business in the state where the Acquired Property is located.

4. Seller's execution and delivery of this Agreement and Seller's performance of its obligations in accordance with this Agreement will not constitute a violation, breach or default, nor result in the imposition of any lien or encumbrance upon the Acquired Property, under any agreement or other instrument to which Seller is a party or by which Seller or the Acquired Property is bound.

5. Seller owns good and marketable fee simple title to the Acquired Property that is insurable, subject only to the Permitted Exceptions.

6. Seller has not received notice of any legal actions, suits or other legal or administrative proceedings pending or threatened against Seller or the Acquired Property, and Seller is not aware of any facts which might result in any such action, suit or other proceeding.

7. To the best of Seller's Knowledge, the Acquired Property does not contain any hazardous wastes, hazardous substances, hazardous materials, toxic substances, hazardous air pollutants or toxic pollutants as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substances Control Act, the Clean Air Act and the Clean Water Act, and in any amendments thereto, or in any regulations promulgated pursuant thereto, or in any applicable state or local law, regulation or ordinance.

8. To the best of Seller's Knowledge, there is not (i) any condemnation or zoning change affecting or contemplated with respect to the Acquired Property; (ii) any changes contemplated in any applicable laws, ordinances or restrictions affecting the use of the Acquired Property as a mobile home park; nor (iii) any liens or assessments (governmental or private), either pending or confirmed, with respect to sidewalk, paving, water, sewer, drainage or other improvements on or adjoining the Acquired Property or with respect to any property owners' association, declaration or easement agreement (other than the lien of ad valorem property taxes that are not yet due and payable).

9. To the best of Seller's Knowledge, Seller and the Acquired Property have complied and are currently in compliance with all applicable laws, ordinances, regulations, statutes, rules, restrictions and inspection requirements pertaining to or affecting the Acquired Property.

10. There are no Contracts for the Acquired Property which are, or will be, a binding obligation of Buyer or that could create a lien, leasehold or other possessory interest, security interest, or encumbrance in or against the Acquired Property or any part thereof after the Closing, and Seller will deliver to Buyer true, correct and complete copies and originals of all Contracts as part of the Business Files in accordance with this Agreement. To Seller's Knowledge, each Contract is in full force and effect and there are no defaults or

events that with notice or lapse of time or both which constitute a default by Seller or any other party to such Contracts.

11. There are no Leases other than as provided to Buyer in the Business Files, and Seller will deliver to Buyer true, correct and complete copies and originals thereof in accordance with this Agreement. To Seller's Knowledge, each Lease is in full force and effect and there are no defaults or events that with notice or lapse of time or both which constitute a default by Seller or the tenant under such Leases. Except as expressly provided in the Leases, there are no tenant finish costs, brokerage commissions or other leasing costs paid or payable in connection with any Lease or renewal or expansion thereof.

12. The Due Diligence Materials delivered by Seller to Buyer in accordance with this Agreement are full, complete and accurate copies of all Due Diligence Materials within Seller's possession.

13. Except for the provisions set forth above in this Section 15.A., Seller provides no additional warranties, and the Acquired Property is conveyed to and accepted by Buyer in its "as-is" "where-is" condition.

B. Buyer's Representations and Warranties: Buyer represents and warrants to Seller as follows:

1. Buyer has full authority to sign this Agreement and all documents to be executed by Buyer as contemplated by this Agreement. The individual(s) executing this Agreement and all such documents contemplated by this Agreement on behalf of Buyer are duly elected or appointed and validly authorized to execute and deliver the same.

2. This Agreement constitutes a legal, valid and binding obligation of Buyer and, together with each of the documents to be executed by Buyer as contemplated by this Agreement, is enforceable against Buyer in accordance with its terms.

3. Buyer is duly formed, validly existing and in good standing under the laws of the state of its formation and is qualified to transact business in the state where the Acquired Property is located.

4. Buyer has not received notice of any legal proceedings, suits or other legal or administrative proceeding pending or threatened against Buyer which would impair its ability to effectuate the Closing, and Buyer is not aware of any facts that might result in any such action, suit or other proceeding.

C. Survival Period. Seller and Buyer agree to promptly notify the other Party if, prior to Closing, Seller or Buyer learns that any of its representations or warranties in this Agreement is no longer true or correct in any material respect. Seller's and Buyer's representations and warranties in this Section 15 shall be true and correct as of the Effective Date, and shall be deemed true and correct as of the Closing Date as if remade by separate certification at that time, and shall survive the Closing for a period of one (1) year after the Closing Date (the "Survival Period"). If Buyer or Seller provides written notice to the other Party asserting a breach of any such representation or warranty on or before termination of the Survival Period, then such representation or warranty shall not terminate with respect to the matters described in such written notice until such matters are fully and finally resolved by negotiation, settlement, litigation or other appropriate proceedings.

D. Knowledge. For the purposes of this Agreement, "Knowledge" means with respect to an individual: (i) the actual (not imputed) knowledge of such individual, and (ii) with respect to an individual who is an officer, director, member, employee, consultant or agent of any Party hereto, the actual (not imputed) knowledge of such individual and the knowledge of facts that any such individual serving in such capacity would reasonably be expected to discover or otherwise become aware of in the course of his or her duties as an officer, director, member or key employee of the Party concerning the existence of such fact or other matter.

16. **Brokerage.** Buyer and Seller represent and warrant to each other that there are no brokers involved in the Transaction except for the Buyer's Broker (if any) and the Seller's Broker (if any) listed in Section 1 of this Agreement. Buyer shall defend, indemnify, and hold Seller harmless from any and all claims asserted by any other broker or sales agent as a result of Buyer's actions in connection with this Agreement. Seller shall defend, indemnify, and hold Buyer harmless from and against any and all claims asserted by any other broker or sales agent as a result of Seller's actions in connection with this Agreement. These indemnities shall survive the Closing or the termination of this Agreement.

17. **Assignment.** Buyer may not transfer or assign any or all of its rights and obligations under this Agreement without the express advance written approval of Seller, which approval may be conditioned, restricted or denied. Any assignment approved by Seller shall not relieve Buyer of any duty or obligations under this Agreement.

18. **Notices.**

A. All Notices Must Be in Writing. All notices required or permitted under this Agreement, including but not limited to amendments, demands, notices of termination and other notices, shall be in writing. A Party's legal counsel may deliver any notice on behalf of such Party.

B. Method of Delivery of Notice. Subject to limitations and conditions set forth herein, notices may only be delivered: (1) in person; (2) by an overnight delivery service; (3) by e-mail; or (4) by registered or certified U.S. mail, prepaid, return receipt requested.

C. When Notice Is Received. Except as may be provided herein, a notice shall not be deemed to be given, delivered or received until it is actually received by the Party to whom the notice was intended or that person's authorized agent. Notwithstanding the above, (i) any notice deposited with a national overnight delivery service (*e.g.*, FedEx or UPS) shall be deemed received one (1) Business Day after such notice is deposited with such overnight delivery service and (ii) if the sender of a notice by e-mail receives an automatic reply indicating that the e-mail has been opened, the e-mail notice shall be deemed received at that time.

D. Address for Receiving Notices: Notices to a Party to this Agreement shall only be effective if sent to the physical address of such Party listed in Section 1 of this Agreement or subsequently provided by such Party to the other Party hereto in accordance with the notice provisions herein. Copies of any notices may be sent by email to the address listed in Section 1.

19. **Default.**

A. Pre-Closing Remedies for Default. If Buyer defaults in its obligation to close and pay the Purchase Price in accordance with this Agreement, Seller shall be entitled, as its sole and exclusive remedy, to terminate this Agreement and retain the Earnest Money as liquidated damages, in which event, the Parties shall have no further rights or obligations under this Agreement (except as expressly provided herein with respect to any obligations which are intended to survive the termination of this Agreement). If Seller breaches any representation or warranty under this Agreement or fails to perform any of its obligations under this Agreement, Buyer shall be entitled, as its sole and exclusive remedy prior to Closing, either (a) to terminate this Agreement and receive a refund of the Earnest Money Deposit, and Seller shall reimburse Buyer an amount equal to the out-of-pocket costs incurred by Buyer (up to $15,000) in connection with the transaction contemplated by this Agreement, which reimbursement obligation of Seller shall survive the termination of this Agreement, or (b) to enforce specific performance of Seller's obligations under this Agreement.

B. Post-Closing Remedies for Default. If, after the Closing, Seller or Buyer fails to perform any of its obligations which expressly survive the Closing, or if either Party discovers a breach of a representation or warranty during the Survival Period, then Seller or Buyer, as the case may be, may exercise any remedies available to it at law or in equity, including specific performance or an action for damages.

C. Notice and Cure. Notwithstanding any other provision of this Agreement to the contrary, no breach, failure or default by Buyer or Seller (as applicable, the "Defaulting Party") shall result in the exercise of any rights or remedies with respect to such breach, failure or default, unless and until the Defaulting Party shall be notified in writing by a document from the other Party entitled "Notice of Default" (including reasonable specifics about the breach, failure or default), and the Defaulting Party shall have failed to cure the specified breach, failure or default within ten (10) days after receipt of such written notice.

20. **Indemnification and Setoff**.

A. Indemnification by Seller. Seller shall indemnify, defend and hold harmless Buyer and its officers, directors, members and employees acting within the scope of employment from, against and with respect to any and all losses, damages, claims, obligations, liabilities, costs and expenses (including, without limitation, reasonable attorneys' fees and costs and expenses incurred in investigating, preparing, defending against or prosecuting any litigation, claim, proceeding or demand), of any kind or character (a "Loss") arising out of or in connection with any of the following:

1. any breach of any of the representations or warranties of Seller contained in this Agreement;

2. any failure by Seller to perform or observe, or to have performed or observed, any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement; and

3. any and all liabilities and obligations of Seller of any kind or nature whatsoever related to or arising from Seller's ownership of the Acquired Property and operation of the Business prior to the Closing Date, and any and all liabilities and obligations of Seller arising under the Contracts prior to the Closing Date, except Assumed Liabilities and any other obligations expressly assumed by Buyer hereunder.

B. Indemnification by Buyer. Buyer shall indemnify, defend and hold harmless Seller and its officers, directors, members and employees acting within the scope of employment from, against and with respect to any Loss arising out of or in connection with any of the following:

1. any breach of any of the representations and warranties of Buyer contained in this Agreement or the Transaction documents;

2. any failure by Buyer to perform or observe, or to have performed or observed any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement or the Transaction documents; and

3. any and all liabilities and obligations of Buyer under the Contracts arising on or after the Closing Date, Buyer's operation of the Business after the Closing Date, and its ownership of the Acquired Property, the Assumed Liabilities and all other obligations expressly assumed by Buyer hereunder.

C. Notice of Claim. Any Party seeking to be indemnified hereunder (the "Indemnified Party") shall, within thirty (30) days following discovery of the matters giving rise to a Loss, notify the Party from whom indemnity is sought (the "Indemnity Obligor") in writing of any claim for recovery, specifying in reasonable detail the nature of the Loss and the amount of the liability estimated to arise therefrom. If the Indemnified Party does not so notify the Indemnity Obligor within thirty (30) days of its discovery of a claim for recovery, such claim shall be barred, and the Indemnity Obligor shall have no obligation with respect thereto. Once notice is provided to the Indemnity Obligor, the Indemnified Party shall provide to the Indemnity Obligor as promptly as practicable thereafter all information and documentation reasonably requested by the Indemnity Obligor to verify the claim asserted.

D. Defense. If the facts pertaining to a Loss arise out of the claim of any third party, or if there is any claim against a third party available by virtue of the circumstances of the Loss, the Indemnity Obligor may, by giving written notice to the Indemnified Party within thirty (30) days following its receipt of the notice of such claim, elect to assume the defense or the prosecution thereof, including the employment of counsel or accountants at its cost and expense; provided, however, that during the interim the Indemnified Party shall use its best efforts to take all action (not including settlement) reasonably necessary to protect against further damage or loss with respect to the Loss. The Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnity Obligor in any such action and to participate therein, but the fees and expenses of such counsel shall be at the Indemnified Party's own expense. Whether or not the Indemnity Obligor chooses so to defend or prosecute such claim, all the Parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony and shall attend such conferences, discovery proceedings and trials as may be reasonably requested in connection therewith. The Indemnity Obligor shall not be liable for any settlement of any such claim effected without its prior written consent. In the event of payment by the Indemnity Obligor to the Indemnified Party in connection with any Loss arising out of a third party claim, the Indemnity Obligor shall be subrogated to and shall stand in the place of the Indemnified Party as to any events or circumstances in respect of which the Indemnified Party may have any right or claim against such third party relating to such indemnified matter. The Indemnified Party shall cooperate with the Indemnity Obligor in prosecuting any subrogated claim.

E. Time for Claims. Except as otherwise provided below, in so far as any Loss relates to any claim asserted with respect to the items enumerated in "Indemnification of Seller" and "Indemnification of Buyer" above must be submitted to the Indemnity Obligor in writing, or invoked in official proceedings, within one (1) year after the Closing Date.

F. Limitation. Notwithstanding the provisions of Section 20.A. and Section 20.B., the Indemnity Obligor shall not have any indemnification obligation under this Agreement unless and until the amount of the Losses of the Indemnified Party exceed $5,000 in the aggregate, and in such event, the Indemnity Obligor shall have indemnification obligations for that portion of the Losses which exceed $5,000. Notwithstanding any provisions in this section to the contrary, the indemnification obligations of the respective Parties shall not be limited in the event the Loss arises out of the Buyer's failure to pay the Purchase Price as required by this Agreement and the Transaction documents.

G. Reduction by Insurance Proceeds. The amount payable by an Indemnity Obligor to the Indemnified Party with respect to a Loss shall be reduced by the amount of any insurance proceeds received by the Indemnified Party with respect to the Loss.

H. Partial Waiver of Subrogation. The Indemnified Party, on behalf of its insurance companies, hereby waives any and all rights of subrogation that such insurers may have against the Indemnity Obligor on account of any Losses that result in the payment by the Indemnified Party of less than the $5,000 aggregate limitation set forth in Section 20.F.; provided, however, that no Party intends to waive the rights of its insurance carrier to subrogation with respect to Losses in excess of the $5,000 limitation set forth in Section 20.F. The foregoing mutual waivers are given in consideration of each other and the termination or suspension of one shall with like effect terminate or suspend the other.

I. Maximum Indemnity Amount. In no event shall an Indemnity Obligor's liability for Losses exceed the Purchase Price. Such maximum amount of indemnity shall be increased, however, to the extent that Indemnity Obligor has insurance coverage for certain Losses and payment is made by the Indemnity Obligor's insurance carrier for those Losses. This Section 20.I. shall not limit or modify Buyer's obligation to pay the Purchase Price as required by this Agreement and the Transaction documents.

J. Payment. Upon the determination of an obligation to indemnify under this Section 20, the Indemnity Obligor shall pay the indemnity amount to the Indemnified Party in cash or other immediately available funds within thirty (30) days after such determination. Upon the payment in full of any claim, the Indemnity Obligor shall be subrogated to the rights of the Indemnified Party against any person, firm or corporation with respect to the subject matter of such claim.

K. Other Rights and Remedies Not Affected. The indemnification rights of the Parties under this Section 20 are independent of and in addition to such rights and remedies as the Parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any Party hereto, including, without limitation, the right to seek specific performance, rescission or restitution, none of which rights or remedies shall be affected or diminished hereby.

21. **Other Provisions.**

A. Entire Agreement and Modification: This Agreement constitutes the sole and entire agreement between the Parties hereto, supersedes all of their prior written and verbal agreements and shall be binding upon the Parties and their successors, heirs and permitted assigns. This Agreement may not be amended or modified except upon the written agreement of Buyer and Seller.

B. Mediation. Notwithstanding any provision in this Agreement to the contrary, in the event (i) a dispute develops among the Parties concerning any matter in connection with or the interpretation of this Agreement, and (ii) if such dispute cannot be resolved, then unless immediate injunctive or similar equitable relief is necessary, the Parties agree that such matter shall first be submitted for mediation using a mediator located in Knox County, Tennessee, and mutually agreed to by the Parties with the Parties sharing equally in the cost of such mediator. This mediation shall occur within thirty (30) days of the dispute being brought to the attention of the adverse Party or at such other time as agreed upon by the Parties in good faith and without delay. Except in such situation where immediate injunctive or other immediate equitable relief is necessary, only if such mediation is unsuccessful and the Parties are unable to resolve the matter or matters in conflict, may any Party proceed with litigation.

C. Governing Law and Interpretation: This Agreement may be signed in multiple counterparts each of which shall be deemed to be an original. No provision herein, by virtue of the Party who drafted it, shall be interpreted less favorably against one Party than another. All references to time shall mean Eastern Time. The governing law shall be the laws of the State of Tennessee, without regard to rules concerning conflicts of law.

D. Venue and Jurisdiction. Venue and jurisdiction for any proceeding involving any matter arising from or pertaining to this Agreement, other than mediation pursuant to Section 21.B., shall be in a state court located in Jefferson County, Tennessee.

E. Time of Essence: Time is of the essence with respect to this Agreement.

F. Determination of Time Periods. In calculating any period of time provided for in this Agreement, unless otherwise expressly provided herein, the number of days shall refer to calendar days and not Business Days. If any day scheduled for performance of any obligation or the last day of any other period of time falls on a weekend or holiday observed by national banks or banks in the state where the Acquired Property is located, the day for performance shall be extended to the next Business Day.

G. Terminology: As the context may require in this Agreement: (1) the singular shall mean the plural and vice versa; and (2) all pronouns shall mean and include the person, entity, firm, or corporation to which they relate.

H. Duty to Cooperate: Seller and Buyer agree to do all things reasonably necessary and in good faith before and after Closing (including executing and delivering such additional documents as required by law or as reasonably requested by the other Party) to fulfill the terms of this Agreement and carry out the intent and purpose of the Parties as set forth in this Agreement.

I. Electronic Signatures: For all purposes herein, an electronic or facsimile signature shall be deemed the same as an original signature; provided, however, that each Party agrees to promptly re-execute a conformed copy of this Agreement with original signatures if requested to do so by the other Party.

J. Tax Deferred Exchange. Upon the request of either Party, the Parties agree to execute and deliver all documents and perform such acts as are reasonably necessary to enable the Transaction to qualify as a like kind exchange of real property under Section 1031 of the Internal Revenue Code of 1986 (an "Exchange"). The requesting Party shall bear all additional expenses incurred by the non-exchanging Party arising out of the Exchange which would not otherwise have been attendant to the Transaction, and the non-exchanging Party shall not be required to incur any additional cost or liability in connection with such Exchange. Closing shall not be delayed as a result of any such Exchange. If the requesting Party is unsuccessful in its efforts to structure the Transaction as an Exchange, such occurrence shall not be deemed or construed as the failure of a condition precedent to that Party's obligations under this Agreement and Closing shall proceed without the intended Exchange.

K. Attorneys' Fees. In the event suit is brought to enforce or interpret all or any part of this Agreement, or if suit is brought for any other relief permitted hereunder, the prevailing Party in such suit shall be entitled to recover reasonably attorneys' fees and costs incurred in connection with such suit to the fullest extent permitted by applicable law.

L. Purchase Price Allocation. Seller and Buyer agree upon the allocation of the total Purchase Price for the Acquired Property as follows: seventy percent (70%) to the Land and thirty percent (30%) to the remaining Acquired Property, including Seller's goodwill, as the Parties may agree at Closing (the "Allocation"). Buyer and Seller agree to prepare and file all income tax returns (including, if applicable, IRS Form 8594) in a manner consistent with the Allocation, and will not in connection with the filing of such returns make any allocation which is contrary to the Allocation. Buyer and Seller agree to consult with each other with respect to all issues related to such Allocation in connection with any tax audits, controversy or litigation. No Party hereto shall take or agree to any position inconsistent with the Allocation following Closing, in connection with any tax audit, controversy or litigation which would adversely affect the taxes of any other Party hereto to any material extent without the prior written consent of such other Party. Such consent shall not be unreasonably withheld, and shall not be necessary to the extent the Party which takes or agrees to such inconsistent position has indemnified the other Party against the effects of such action.

22. **Exhibits, Schedules and Addenda.** All exhibits, schedules and/or addenda attached hereto, listed below, or referenced herein are made a part of this Agreement. If any such exhibit, schedule or addendum conflicts with any preceding paragraph, said exhibit, schedule or addendum shall control:

Exhibit 1.D.	Land
Exhibit 1.K.	Due Diligence Materials and Disclosures
Exhibit 7(a)	Due Diligence Confirmation
Exhibit 10.A.3.	Bill of Sale
Exhibit 10.A.4.	Assignment and Assumption Agreement
Exhibit 10.A.7.	Seller's Bring-Down Certificate
Exhibit 10.B.2.	Buyer's Bring-Down Certificate
Schedule 3.C.	Personal Property

[SIGNATURES INCLUDED ON FOLLOWING PAGE]

JDN

IN WITNESS WHEREOF, Buyer and Seller have executed this Agreement as of the Effective Date.

BUYER:

MHP PURSUITS LLC,
a North Carolina limited liability company

By: [signature]

Name: Adam Martini

Title: CIO

*Date: 1/1/20

By: [signature]

Name: MICHAEL ANGE

Title: CFO / President

*Date: 1/1/20

SELLER:

Evergreen Marketing LLC,
a Tennessee limited liability company

By: [signature]

Name: J. P. PARKS

Title: PRESIDENT

*Date: 1-1-2020

*The later of the dates above shall constitute and be referred to herein as the "Effective Date."

321131402

EXHIBIT 1.D.

DESCRIPTION OF PROPERTY

Parcel ID: 045 080 01701 000 2018, being the same property conveyed to Seller from Sevier County Bank by Special Warranty Deed dated February 25, 2010, of record in Book 1027, page 113, in the Register's Office for Jefferson County, Tennessee.

EXHIBIT 1.K.

DUE DILIGENCE MATERIALS & SPECIAL PROVISIONS

The following shall be incorporated into this Agreement.

1. Within fifteen (15) Business Days after the Effective Date, Seller shall deliver to Buyer copies of the following items to the extent within Seller's possession (collectively, the "Due Diligence Materials"):
   a. Profit and Loss and Balance Sheet for YTD and 2018
   b. Existing Survey, Environmental, Zoning and Title Reports and Policies, if available
   c. Water, Sewer, Electric, Property Tax (see Profit and Loss for YTD and 2018 for Repair & Maintenance costs)
   d. City, County and State Permits and Licenses
   e. Signed lease agreements and signed rules & regulations for each tenant, to the extent available
   f. A list of all Park-Owned Homes (if applicable), including Year, Make, Model, Size, Serial Number, VIN and Lot #
   g. Certificates of title for Park-Owned Homes (if applicable)
   h. Copy of current insurance policy and binder showing premiums and coverages
   i. Itemization of past two year's capital expenditures, if and as applicable
   j. Current rent roll including home site number, name of resident, move-in date, monthly rent, current balance, additional charges, prepaid rents, delinquencies, security deposits, and brief history of resident, as available
   k. List of employees, vendors, independent contractors with compensation and fees, as applicable
   l. 2-3 years of operating bank statements
   m. Seller's Tennessee Franchise and Excise Tax Returns for last 3 years
   n. Any additional information in Seller's possession which would be helpful to the Buyer in the inspection of the Property
   o. Utilities and what they are made of (what are water/sewer lines made of? What is amperage of electric, etc.)
   p. Who pays utilities and how is it metered? Water, sewer, gas, electric, trash, cable, landscaping, etc.
   q. List of park problems (infrastructure, tenant, operational, etc.), if applicable

2. Prior to Closing, at Buyer's request from time to time, Seller shall provide to Buyer a current rent roll and list of all delinquent Tenants within three (3) days after receipt of Buyer's request.

rdl

EXHIBIT 7(a)
DUE DILIGENCE CONFIRMATION

By the signatures of the Parties below, each Party does hereby acknowledge and confirm that Seller has delivered all of the Due Diligence Materials to Buyer pursuant to Section 7 of the Agreement as of the 1 day of January, 2020. Accordingly, and pursuant to Section 1.G. of the Agreement, the Parties designate and agree that the Closing shall occur on or before March 13, 2020, the Closing Date.

BUYER:

MHP PURSUITS LLC,
a North Carolina limited liability company

By: [signature]

Name: Michael Arnier

Title: President

Date: 2/6/20

SELLER:

Evergreen Marketing LLC,
a Tennessee limited liability company

By: [signature]

Name: J. P. PARKS

Title: PRESIDENT

Date: 2-6-2020

EXHIBIT 10.A.3.
BILL OF SALE

BILL OF SALE

Pursuant to the Purchase and Sale Agreement by and among **EVERGREEN MARKETING, LLC**, a Tennessee limited liability company ("Seller") and **MHP PURSUITS, LLC**, a North Carolina limited liability company ("Buyer"), dated of even date herewith (the "Purchase Agreement"), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller does hereby grant, bargain, sell, transfer and set over unto Buyer, its successors and assigns, all of the Acquired Property[1], which includes, but is not limited to, the Personal Property, Intangible Property, Business Files, Warranties and Licenses.

Seller for itself, its successors and assigns, hereby covenants and agrees that, at any time and from time to time upon the written request of Buyer, Seller will do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, limited powers of attorney and assurances as may be reasonably required by Buyer in order to assign, transfer, set over, convey, assure and confirm unto and vest in Buyer, its successors and assigns, title to the Acquired Property sold, conveyed and transferred by this Bill of Sale.

TO HAVE AND TO HOLD the Acquired Property unto Buyer, its successors and assigns, for its own use forever.

Seller hereby warrants to Buyer, its successors and assigns, that at the time of delivery of the Acquired Property to Buyer, the Acquired Property are free and clear of all liens, pledges, security interests or encumbrances of any kind and the Acquired Property is being transferred by Seller to Buyer in an "as is, where is" condition.

IN WITNESS WHEREOF, Seller and Buyer have caused this Bill of Sale to be duly executed on their own behalf or by their officers, as appropriate, as of the _____ day of __________, 2020.

SELLER:	**BUYER:**
EVERGREEN MARKETING, LLC	MHP PURSUITS, LLC
By:______________________________	By:______________________________
J. P. Parks, President	Its:___________________________

[1] Capitalized terms used herein which are not specifically identified shall have the same meaning as provided in the Purchase and Sale Agreement and related Transaction documents.

EXHIBIT 10.A.4.
ASSIGNMENT AND ASSUMPTION AGREEMENT

ASSIGNMENT AND ASSUMPTION AGREEMENT

THIS ASSIGNMENT AND ASSUMPTION AGREEMENT is executed as of the _____ day of _________, 2020 ("Assignment"), by and between **EVERGREEN MARKETING, LLC**, a Tennessee limited liability company ("Assignor") and **MHP PURSUITS, LLC**, a North Carolina limited liability company ("Assignee").

***** W I T N E S S E T H *****

WHEREAS, Assignor has this day conveyed to Assignee the Acquired Property[1] located in Jefferson County, Tennessee and, in connection with the conveyance of the Acquired Property, Assignor and Assignee intend that Assignor's right, title, interests, powers and privileges in and under all Leases and security deposits affecting the Land, the Leases and other matters stated herein be assigned and transferred to Assignee.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, with the intent to be legally bound, agree as follows:

1. **Recitals**. The recitals hereinabove set forth are incorporated herein by reference with the same legal force and effect as though repeated herein verbatim.

2. **Leases.** Assignor hereby transfers and assigns to Assignee all of Assignor's right, title and interest as landlord or otherwise in the Leases with the tenants of Assignor described in <u>Exhibit A</u> attached hereto. By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Leases on the part of the Assignor, as landlord therein required to be performed, from and after the date hereof, but not prior thereto. Assignor also hereby transfers and assigns to Assignee all deposits held by the Assignor relative to the Leases.

3. **Contracts.** Assignor hereby transfers and assigns to Assignee any and all right, title and interest which Assignor may have in the Contracts listed in <u>Exhibit B</u> attached hereto and made a part hereof. By executing this Assignment, Assignee hereby accepts and agrees to perform all of the terms, covenants and conditions of the Contracts on the part of Assignor therein required to be performed, from and after the date hereof, but not prior thereto.

4. **Mutual Indemnification.** The provisions of Section 20 set forth in the Purchase and Sale Agreement are incorporated herein by reference.

5. **Further Assurances.** Assignor and Assignee agree to take all further actions and execute, acknowledge and deliver all further documents that are reasonably necessary or useful in carrying out the purposes hereof.

---

[1] Capitalized terms used herein which are not specifically identified shall have the same meaning as provided in the Purchase and Sale Agreement and related Transaction documents.

6. **Successors and Assigns**. This Assignment shall inure to the benefit of, and be binding upon, the successors, executors, administrators, legal representatives and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Assignment as of the day and year first above written.

ASSIGNOR:

EVERGREEN MARKETING, LLC

By: ______________________

J. P. Parks, President

ASSIGNEE:

MHP PURSUITS, LLC

By: ______________________

Its: michael Amire
president

EXHIBIT A
LEASES

As listed and more particularly described on Schedule 1-K.

EXHIBIT B
CONTRACTS

As listed and more particularly described on Schedule 1-K.

EXHIBIT 10.A.7.
SELLER'S BRING-DOWN CERTIFICATE

SELLER'S BRING-DOWN CERTIFICATE

EVERGREEN MARKETING, LLC, a Tennessee limited liability company ("Seller"), in connection with that certain Purchase and Sale Agreement with an effective date of _______________, 2020 ("Agreement"), entered into by and between Seller and **MHP PURSUITS, LLC**, a North Carolina limited liability company ("Buyer") in accordance with the terms of the Agreement, does hereby certify to Buyer the following as of the Closing Date[1]:

1. Except as may be disclosed on Exhibit A attached hereto, and subject to any qualifications that may be set forth in the Agreement, the warranties and representations of Seller set forth in Section 15.A. of the Agreement are, as of the Closing Date, true and correct in all material respects.

2. Except as may be disclosed on Exhibit B attached hereto, Seller has performed or observed in all material respects all covenants and obligations set forth in the Agreement to be performed or observed by Seller at or prior to the Closing Date.

3. Exhibits A and B attached hereto are incorporated herein and made part of this Certificate for all purposes.

IN WITNESS WHEREOF, Seller has executed this Certificate effective as of the Closing Date.

SELLER:

EVERGREEN MARKETING, LLC,
a Tennessee limited liability company

By:____________________________

Name:__________________________

Title:___________________________

[1] Capitalized terms used in this Certificate but not otherwise defined shall have the same meanings attributed thereto in the Purchase and Sale Agreement.

SELLER'S EXHIBIT A

SELLER'S EXHIBIT B

EXHIBIT 10.B.2.
BUYER'S BRING-DOWN CERTIFICATE

BUYER'S BRING-DOWN CERTIFICATE

MHP PURSUITS, LLC, a North Carolina limited liability company ("Buyer"), in connection with that certain Purchase and Sale Agreement with an effective date of _______________, 2020 ("Agreement"), entered into by and between Buyer and **EVERGREEN MARKETING, LLC**, a Tennessee limited liability company ("Seller") in accordance with the terms of the Agreement, does hereby certify to Seller the following as of the Closing Date[1]:

1. Except as may be disclosed on Exhibit A attached hereto, and subject to any qualifications that may be set forth in the Agreement, the warranties and representations of Buyer set forth in Section 15.B. of the Agreement are, as of the Closing Date, true and correct in all material respects.

2. Except as may be disclosed on Exhibit B attached hereto, Buyer has performed or observed in all material respects all covenants and obligations set forth in the Agreement to be performed or observed by Buyer at or prior to the Closing Date.

3. Exhibits A and B attached hereto are incorporated herein and made part of this Certificate for all purposes.

IN WITNESS WHEREOF, Buyer has executed this Certificate effective as of the Closing Date.

BUYER:

MHP PURSUITS LLC,
a North Carolina limited liability company

By:_______________________________

Name:_____________________________

Title:______________________________

[1] Capitalized terms used in this Certificate but not otherwise defined shall have the same meanings attributed thereto in the Purchase and Sale Agreement.

BUYER'S EXHIBIT A

BUYER'S EXHIBIT B

SCHEDULE 3.C.
PERSONAL PROPERTY

Following Personal Property Included in Sale:

1. One wooden desk with desk chair
2. Seven side chairs
3. Three four drawer filing cabinets
4. Two metal desks with desk chairs
5. One metal credenza
6. One microwave unit
7. One HP Office jet 8715 printer
8. Two phones
9. One metal storage rack
10. One vacuum cleaner
11. Three wooden storage/shelf units
12. One plastic storage unit
13. One SOLO back pack weed sprayer
14. One PRO TURN 52 commercial mower
15. One RYOBI weed wacker.
16. One 1990 KING office unit 14 x 60 (unable to Locate title at this time) Includes AC unit & steps
17. One under counter Magic Chef Refrigerator

Following Personal Property NOT INCLUDED in Sale

1. All other tools and equipment used in repair of homes.
2. All parts and supplies used for working on homes.
3. Office computers and software.
4. One trailer for hauling.